Exhibit 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release	Contact:	Investor
Date: August 3, 2011	Media	Relations:
	Teresa Souza	Steve Busser
	915/543-5823	915/543-5983
Rachelle Williams
915/543-2257

El Paso Electric Announces Second Quarter Financial Results

Overview

•

For the second quarter of 2011, EE reported net income of $33.0 million, or $0.78 basic and diluted earnings per share. In the second quarter of 2010, EE reported net income of $21.5 million, or $0.49 basic and diluted earnings per share.

•

For the six months ended June 30, 2011, EE reported net income of $39.8 million, or $0.94 basic and diluted earnings per share. Net income for the six months ended June 30, 2010 was $33.0 million, or $0.75 basic and diluted earnings per share.

“Earnings increased during the second quarter of 2011 due to significant growth in kWh sales in our local service territory,” said David W. Stevens, Chief Executive Officer. “The increase in earnings was primarily driven by hotter than normal weather and the new seasonal rates in Texas, which were effective July 1, 2010. Our retail kWh sales grew 6.2% over the second quarter of 2010 and we reached a new native system peak of 1,689 MW in June 2011.”

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Earnings Summary

The table and explanations below present the major factors affecting 2011 net income relative to 2010 net income.

	Quarter Ended			Six Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
June 30, 2010		$21,507	$0.49		$32,956	$0.75
Changes in:
Retail non-fuel base revenue	$24,112	15,190	0.36	$17,961	11,315	0.27
Fossil fuel plant O&M	(2,673)	(1,684)	(0.04)	(1,182)	(744)	(0.02)
Retained off-system sales margins	(1,580)	(995)	(0.03)	(6,023)	(3,795)	(0.09)
Outside services	(1,185)	(746)	(0.02)	(2,659)	(1,675)	(0.04)
Deregulated Palo Verde Unit 3 revenues	(354)	(223)	(0.01)	(1,495)	(942)	(0.02)
Taxes other than income taxes	(206)	(130)	—	(1,590)	(1,002)	(0.02)
Elimination of Medicare Part D tax benefit	—	—	—	—	4,787	0.11
Other		71	—		(1,135)	(0.03)

June 30, 2011		$32,990	0.75		$39,765	0.91

Change in weighted average number of shares			0.03			0.03

June 30, 2011			$0.78			$0.94

Second Quarter 2011

Income for the quarter ended June 30, 2011 when compared to the same period last year was positively affected by:

•

Increased retail non-fuel base revenues due to a 6.2% increase in kWh sales to retail customers reflecting hotter summer weather in the second quarter of 2011 as compared to the same period in 2010. In addition, the increase reflects new seasonal non-fuel base rates in Texas that are higher in the summer months (May through October).

Income for the quarter ended June 30, 2011 when compared to the same period last year was negatively affected by:

•	Increased fossil fuel plant O&M expense due to increased plant maintenance largely due to weather- related damage during severe winter weather in February 2011.

•

Decreased off-system sales margins due to lower average market prices for power, and losses on sales of power purchased for system reliability when wildfires in June 2011 threatened key transmission lines in Arizona.

•	Increased outside services related to regulatory activities.

Year to Date

Earnings for the six months ended June 30, 2011 when compared to the same period last year, were positively affected by:

•

Increased retail non-fuel base revenues due to a 2.8% increase in kWh sales to retail customers primarily due to hotter summer weather in 2011 as compared to the same period in 2010. In addition, the increase reflects new seasonal non-fuel base rates in Texas that are higher in the summer months.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

•

Lower income taxes in 2011 relative to a one-time charge to income tax expense incurred in 2010 to recognize a change in tax law enacted in the Patient Protection and Affordable Care Act to eliminate the tax benefit related to the Medicare Part D subsidies.

Earnings for the six months ended June 30, 2011 when compared to the same period last year were negatively affected by:

•

Decreased off-system sales margins due to an increase in sharing of off-system sales margins with customers from 25% to 90% effective in July 2010 and, to a lesser extent, lower average market prices for power and losses on sales of power purchased for system reliability.

•	Increased outside services primarily related to regulatory activities and additional outside services related to new software systems to improve productivity.

•	Increased taxes other than income taxes due to increased estimated property taxes and revenue-related taxes in Texas.

•	Decreased deregulated Palo Verde Unit 3 revenues in 2011 due to lower proxy market prices, increased nuclear fuel prices, and decreased generation at Palo Verde Unit 3 in 2011.

Retail Non-fuel Base Revenues

Retail non-fuel base revenues increased by $24.1 million, pre-tax, or 18.5% in the second quarter of 2011 compared to the same period in 2010 primarily due to (i) new seasonal non-fuel base rates in Texas, and (ii) a 6.2% increase in kWh sales to retail customers reflecting hotter summer weather and 1.4% growth in the average number of customers served. During the three months ended June 30, 2011, cooling degree days were over 16% above the same period in 2010 and the 10-year average. KWh sales to residential customers and small commercial and industrial customers increased 9.3% and 5.5%, respectively, in the second quarter. Sales to other public authorities increased due to increased sales to Fort Bliss at higher non-fuel base rates. The new seasonal non-fuel base rates in Texas are higher in the summer months of May to October and lower in the winter months of November to April. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 10 of the Release.

For the six months ended June 30, 2011, retail non-fuel base revenues increased by $18.0 million, pre-tax, or 7.5% compared to the same period in 2010 primarily due to a 2.8% increase in kWh sales to retail customers, reflecting hotter summer weather, and 1.4% growth in the average number of customers served. During the six months ended June 30, 2011, cooling degree days were 21% above the same period in 2010 and 18% above the 10-year average. KWh sales to residential customers and small commercial and industrial customers increased 3.4% and 2.5%, respectively, during the six months ended June 30, 2011 compared to the same period last year. The increases in kWh sales in the second quarter were offset by the decreased kWh sales we experienced in the first quarter and were generally at the higher summer rates contributing to the revenue increase. Sales to other public authorities increased due to increased sales to Fort Bliss at higher non-fuel base rates. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 12 of the Release.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Off-system Sales

We make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The Company shared 25% of off-system sales margins with customers and retained 75% of off-system sales margins through June 30, 2010 pursuant to rate agreements in prior years. Effective July 1, 2010, we share 90% of off-system sales margins with customers and retain 10% of off-system sales margins. Off-system sales margins were negatively impacted by power purchases required for system reliability during extremely cold weather in February 2011 and when wildfires in June 2011 threatened key transmission lines in Arizona. The cost of this power was reserved pending a request for recovery. Retained margins from off-system sales, including the reliability purchases, decreased approximately $1.6 million and $6.0 million for the three and six months ended June 30, 2011, respectively, compared to the corresponding periods in 2010.

Palo Verde License Extension

On April 21, 2011, the Nuclear Regulatory Commission granted extensions in the operating licenses for all three units at Palo Verde. The operating licenses for Units 1, 2 and 3 will now expire in 2045, 2046, and 2047, respectively. For the quarter ended June 30, 2011, the extension of the operating licenses had the effect of reducing depreciation and amortization expense by approximately $2.6 million and reducing the accretion expense on the Palo Verde asset retirement obligation by approximately $0.7 million.

Capital and Liquidity

We continue to maintain a strong capital structure to ensure access to capital markets at reasonable rates. At June 30, 2011, common stock equity represented 47.9% of our capitalization (common stock equity, long-term debt, and short-term borrowings under the revolving credit facility). At June 30, 2011, we had a balance of $5.1 million in cash and cash equivalents. We believe we have adequate liquidity through our current cash balances, cash from operations, and our revolving credit facility to meet all of our anticipated cash requirements for the next twelve months.

Cash flows from operations for the six months ended June 30, 2011 were $49.6 million compared to $59.5 million in the corresponding period in 2010. The decrease in cash flows from operations reflects the timing of collection of fuel revenues to recover actual fuel expenses in 2011 compared to 2010. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the six months ended June 30, 2011, the Company had an under-recovery of fuel costs, net of refunds, of $25.8 million as compared to an over-recovery, net of refunds, of $0.4 million during the six months ended June 30, 2010. At June 30, 2011, we had a net fuel under-recovery balance of $6.9 million, including $6.8 million in Texas and $0.1 million in FERC.

During the six months ended June 30, 2011, our primary capital requirements were for the construction and purchase of electric utility plant, purchases of nuclear fuel, the repurchase of common stock, and common stock dividends. Capital requirements for new electric plant were $87.0 million for the six months ended June 30, 2011 compared to $90.6 million for the six months ended June 30, 2010.

On March 21, 2011, the Board of Directors authorized repurchases of up to 2.5 million shares of the Company’s outstanding common stock (the “2011 Plan”). During the six months ended June 30, 2011, we repurchased 910,749 shares of common stock in the open market at an aggregate cost of $26.3 million including 323,838 shares repurchased in the second quarter at an aggregate cost of $9.6 million as authorized under both our previously authorized plan and under the 2011 Plan. As of June 30, 2011, 2,265,522 shares remain available for repurchase under our stock repurchase program. The Company currently expects to continue to repurchase shares in the open market from time to time.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

We maintain a $200 million revolving credit facility for the interim financing of construction and operations including the financing of nuclear fuel through the Rio Grande Resources Trust (“RGRT”). RGRT is the trust through which we finance our portion of nuclear fuel for Palo Verde and is consolidated in the Company’s financial statements. The revolving credit facility has a term ending September 2014, and EE may request that the facility be increased up to $300 million during the term of the facility subject to the lenders agreement. The terms of the agreement provide that amounts we borrow under the facility may be used for working capital and general corporate purposes. The total amount borrowed for nuclear fuel by RGRT was $123.6 million at June 30, 2011 of which $13.6 million had been borrowed under the revolving credit facility and $110 million was borrowed through senior notes. Borrowings by RGRT and the Company for nuclear fuel were $122.8 million as of June 30, 2010, including accrued interest and fees, all of which was borrowed under the revolving credit facility then in effect. Interest costs on borrowings to finance nuclear fuel are accumulated by RGRT and charged to EE as fuel is consumed and recovered from customers through fuel recovery charges. At June 30, 2011, we had $26.0 million outstanding under the revolving credit facility for working capital and general corporate purposes.

On July 28, 2011, the Board of Directors declared a quarterly cash dividend of $0.22 per share payable on September 30, 2011 to shareholders of record on September 15, 2011. On June 30, 2011, we paid $9.3 million of dividends to shareholders. We expect to pay quarterly cash dividends of approximately $27 million during 2011.

2011 Earnings Guidance

We are revising our 2011 earnings to a range of $2.20 to $2.50 per basic share from a range of $2.10 to $2.50 per basic share.

Conference Call

A conference call to discuss second quarter 2011 earnings is scheduled for 10:30 a.m. Eastern Time, August 3, 2011. The dial-in number is 866-283-8246 with a conference ID of 1540697. The conference leader will be Steven P. Busser, Vice President – Treasurer of EE. A replay will run through August 17, 2011 with a dial-in number of 866-837-8032 and a conference ID of 1540697. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE’s sales and profitability; (iv) unanticipated increased costs associated with scheduled and unscheduled outages; (v) the size of our construction program and our ability to complete construction on budget and on time; (vi) costs at Palo Verde; (vii) deregulation and competition in the electric utility industry; (viii) possible increased costs of compliance with environmental or other laws, regulations and policies; (ix) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (x) uncertainties and instability in the financial markets and the resulting impact on EE’s ability to access the capital and credit markets; and (xi) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended June 30, 2011 and 2010

(In thousands except for per share data)

(Unaudited)

	2011	2010	Variance
Operating revenues, net of energy expenses:
Base revenues	$155,082	$130,752	$24,330 (a)
Off-system sales margins, net of sharing	(793)	787	(1,580)
Deregulated Palo Verde Unit 3 revenues	3,914	4,268	(354)
Other	6,787	5,286	1,501

Operating Revenues Net of Energy Expenses	164,990	141,093	23,897

Other operating expenses:
Other operations and maintenance	47,592	41,684	5,908
Palo Verde operations and maintenance	26,377	25,595	782
Taxes other than income taxes	13,376	13,170	206
Other income (deductions)	893	462	431

Earnings Before Interest, Taxes, Depreciation and Amortization	78,538	61,106	17,432 (b)

Depreciation and amortization	19,524	20,167	(643)
Interest on long-term debt	13,526	12,241	1,285
AFUDC and capitalized interest	4,481	4,499	(18)
Other interest expense	237	25	212

Income Before Income Taxes	49,732	33,172	16,560

Income tax expense	16,742	11,665	5,077

Net Income	$32,990	$21,507	$11,483

Basic Earnings per Share	$0.78	$0.49	$0.29

Diluted Earnings per Share	$0.78	$0.49	$0.29

Dividends declared per share of common stock	$0.22	$—	$0.22

Weighted average number of shares outstanding	41,854	43,460	(1,606)

Weighted average number of shares and dilutive potential shares outstanding	42,077	43,558	(1,481)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $17.2 million and $17.8 million, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Six Months Ended June 30, 2011 and 2010

(In thousands except for per share data)

(Unaudited)

	2011	2010	Variance
Operating revenues, net of energy expenses:
Base revenues	$259,644	$241,222	$18,422 (a)
Off-system sales margins, net of sharing	(854)	5,169	(6,023)
Deregulated Palo Verde Unit 3 revenues	7,854	9,349	(1,495)
Other	13,225	11,581	1,644

Operating Revenues Net of Energy Expenses	279,869	267,321	12,548

Other operating expenses:
Other operations and maintenance	91,346	83,875	7,471
Palo Verde operations and maintenance	48,966	48,002	964
Taxes other than income taxes	26,503	24,913	1,590
Other income (deductions)	2,833	1,203	1,630

Earnings Before Interest, Taxes, Depreciation and Amortization	115,887	111,734	4,153 (b)

Depreciation and amortization	40,460	39,451	1,009
Interest on long-term debt	27,024	24,442	2,582
AFUDC and capitalized interest	10,637	8,834	1,803
Other interest expense	534	65	469

Income Before Income Taxes	58,506	56,610	1,896

Income tax expense (c)	18,741	23,654	(4,913)

Net Income	$39,765	$32,956	$6,809

Basic Earnings per Share	$0.94	$0.75	$0.19

Diluted Earnings per Share	$0.94	$0.75	$0.19

Dividends declared per share of common stock	$0.22	$—	$0.22

Weighted average number of shares outstanding	42,080	43,599	(1,519)

Weighted average number of shares and dilutive potential shares outstanding	42,299	43,710	(1,411)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $33.5 million and $33.6 million, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.
(c)	Income tax expense for the six months ended June 30, 2010 includes a charge of $4,787 related to the Patient Protection and Affordable Care Act which required the elimination of the tax benefit associated with the Medicare Part D subsidies beginning in 2013.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Six Months Ended June 30, 2011 and 2010

(In thousands and Unaudited)

	2011	2010
Cash flows from operating activities:
Net income	$39,765	$32,956
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	40,460	39,451
Deferred income taxes, net	12,647	14,206
Other	24,452	15,815
Change in working capital items:
Net recovery (deferral) of fuel revenues	(25,827)	420
Accounts receivable	(35,772)	(26,175)
Other (a)	(6,144)	(17,148)

Net cash provided by operating activities	49,581	59,525

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(86,950)	(90,603)
Cash additions to nuclear fuel	(24,140)	(26,981)
Decommissioning trust funds	(6,235)	(5,604)
Other	(5,387)	(4,454)

Net cash used for investing activities	(122,712)	(127,642)

Cash flows from financing activities:
Repurchase of common stock	(26,320)	(9,988)
Dividends paid	(9,248)	—
Borrowings under the revolving credit facility	34,938	15,828
Other	(317)	(103)

Net cash provided by (used for) financing activities	(947)	5,737

Net decrease in cash and cash equivalents	(74,078)	(62,380)

Cash and cash equivalents at beginning of period	79,184	91,790

Cash and cash equivalents at end of period	$5,106	$29,410

(a)	2011 includes funding of $15.1 million to EE’s employee benefit plans compared to funding of $6.3 million for 2010.

El Paso Electric Company and Subsidiary

Quarter Ended June 30, 2011 and 2010

Sales and Revenues Statistics

			Increase (Decrease)
	2011	2010	Amount	Percentage
MWh sales:
Retail:
Residential	637,257	583,096	54,161	9.3%
Commercial and industrial, small	634,081	601,048	33,033	5.5%
Commercial and industrial, large	308,978	289,095	19,883	6.9%
Sales to public authorities	413,258	403,770	9,488	2.3%

Total retail sales	1,993,574	1,877,009	116,565	6.2%

Wholesale:
Sales for resale	19,346	17,335	2,011	11.6%
Off-system sales	668,420	511,470	156,950	30.7%

Total wholesale sales	687,766	528,805	158,961	30.1%

Total MWh sales	2,681,340	2,405,814	275,526	11.5%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$58,934	$50,153	$8,781	17.5%
Commercial and industrial, small	57,060	47,238	9,822	20.8%
Commercial and industrial, large	12,305	11,608	697	6.0%
Sales to public authorities	25,998	21,186	4,812	22.7%

Total retail non-fuel base revenues	154,297	130,185	24,112	18.5%
Wholesale:
Sales for resale	785	567	218	38.4%

Total non-fuel base revenues	155,082	130,752	24,330	18.6%

Fuel revenues:
Recovered from customers during the period (a)	33,672	45,248	(11,576)	(25.6%)
Under (over) collection of fuel	12,700	(6,402)	19,102	—
New Mexico fuel in base rates (b)	17,156	17,753	(597)	(3.4%)

Total fuel revenues	63,528	56,599	6,929	12.2%

Off-system sales:
Fuel cost	17,256	16,661	595	3.6%
Shared margins	248	262	(14)	(5.3%)
Retained margins	(793)	787	(1,580)	—

Total off-system sales	16,711	17,710	(999)	(5.6%)

Other	7,284	6,336	948	15.0%

Total operating revenues	$242,605	$211,397	$31,208	14.8%

Average number of retail customers:
Residential	335,808	330,976	4,832	1.5%
Commercial and industrial, small	37,096	36,740	356	1.0%
Commercial and industrial, large	50	49	1	2.0%
Sales to public authorities	4,849	4,701	148	3.1%

Total	377,803	372,466	5,337	1.4%

Number of retail customers (end of period):
Residential	335,897	331,050	4,847	1.5%
Commercial and industrial, small	37,886	36,713	1,173	3.2%
Commercial and industrial, large	50	49	1	2.0%
Sales to public authorities	4,854	4,795	59	1.2%

Total	378,687	372,607	6,080	1.6%

Weather statistics			10 Yr Average

Heating degree days	40	82	66
Cooling degree days	1,169	995	1,005

(a)	Excludes $12.0 million of refunds in 2011 related to Texas deferred fuel revenues from prior periods.
(b)	Includes $3.9 million and $4.3 million, respectively, charged to New Mexico customers for power supplied to New Mexico customers from Palo Verde Unit 3 using a proxy price.

El Paso Electric Company and Subsidiary

Quarter Ended June 30, 2011 and 2010

Generation and Purchased Power Statistics

			Increase (Decrease)
	2011	2010	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	1,182,054	1,091,969	90,085	8.2%
Four Corners	145,008	167,625	(22,617)	(13.5%)
Gas plants (a)	856,448	766,575	89,873	11.7%

Total generation	2,183,510	2,026,169	157,341	7.8%
Purchased power	499,040	545,720	(46,680)	(8.6%)

Total available energy	2,682,550	2,571,889	110,661	4.3%
Line losses and Company use	1,210	166,075	(164,865)	(99.3%)

Total MWh sold	2,681,340	2,405,814	275,526	11.5%

Palo Verde capacity factor	87.0%	80.4%	6.6%
Four Corners capacity factor	66.8%	76.9%	(10.1%)

(a)	Includes 48,266 MWhs for pre-commercial testing of Newman Unit 5 Phase II.

El Paso Electric Company and Subsidiary

Six Months Ended June 30, 2011 and 2010

Sales and Revenues Statistics

			Increase (Decrease)
	2011	2010	Amount	Percentage
MWh sales:
Retail:
Residential	1,178,539	1,139,376	39,163	3.4%
Commercial and industrial, small	1,112,602	1,085,330	27,272	2.5%
Commercial and industrial, large	538,210	525,708	12,502	2.4%
Sales to public authorities	748,227	729,327	18,900	2.6%

Total retail sales	3,577,578	3,479,741	97,837	2.8%

Wholesale:
Sales for resale	30,999	26,515	4,484	16.9%
Off-system sales	1,436,040	1,359,208	76,832	5.7%

Total wholesale sales	1,467,039	1,385,723	81,316	5.9%

Total MWh sales	5,044,617	4,865,464	179,153	3.7%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$103,911	$94,988	$8,923	9.4%
Commercial and industrial, small	90,274	86,437	3,837	4.4%
Commercial and industrial, large	21,106	20,821	285	1.4%
Sales to public authorities	43,018	38,102	4,916	12.9%

Total retail non-fuel base revenues	258,309	240,348	17,961	7.5%
Wholesale:
Sales for resale	1,335	874	461	52.7%

Total non-fuel base revenues	259,644	241,222	18,422	7.6%

Fuel revenues:
Recovered from customers during the period (a)	59,535	83,281	(23,746)	(28.5%)
Under (over) collection of fuel	13,738	(12,092)	25,830	—
New Mexico fuel in base rates (b)	33,525	33,582	(57)	(0.2%)

Total fuel revenues	106,798	104,771	2,027	1.9%

Off-system sales:
Fuel cost	37,519	49,523	(12,004)	(24.2%)
Shared margins	1,412	1,721	(309)	(18.0%)
Retained margins	(854)	5,169	(6,023)	—

Total off-system sales	38,077	56,413	(18,336)	(32.5%)

Other	14,198	13,159	1,039	7.9%

Total operating revenues	$418,717	$415,565	$3,152	0.8%

Average number of retail customers:
Residential	335,320	330,356	4,964	1.5%
Commercial and industrial, small	37,081	36,644	437	1.2%
Commercial and industrial, large	50	48	2	4.2%
Sales to public authorities	4,693	4,833	(140)	(2.9%)

Total	377,144	371,881	5,263	1.4%

Number of retail customers (end of period):
Residential	335,897	331,050	4,847	1.5%
Commercial and industrial, small	37,886	36,713	1,173	3.2%
Commercial and industrial, large	50	49	1	2.0%
Sales to public authorities	4,854	4,795	59	1.2%

Total	378,687	372,607	6,080	1.6%

Weather statistics			10 Yr Average

Heating degree days	1,305	1,478	1,290
Cooling degree days	1,210	1,004	1,026

(a)	Excludes $12.0 million and $11.8 million of refunds in 2011 and 2010, respectively, related to Texas deferred fuel revenues from prior periods.
(b)	Includes $7.9 million and $9.3 million, respectively, charged to New Mexico customers for power supplied to New Mexico customers from Palo Verde Unit 3 using a proxy price.

El Paso Electric Company & Subsidiary

Six Months Ended June 30, 2011 and 2010

Generation and Purchased Power Statistics

			Increase (Decrease)
	2011	2010	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	2,511,861	2,372,281	139,580	5.9%
Four Corners	311,979	288,034	23,945	8.3%
Gas plants (a)	1,473,782	1,319,377	154,405	11.7%

Total generation	4,297,622	3,979,692	317,930	8.0%
Purchased power	1,060,968	1,155,743	(94,775)	(8.2%)

Total available energy	5,358,590	5,135,435	223,155	4.3%
Line losses and Company use	313,973	269,971	44,002	16.3%

Total	5,044,617	4,865,464	179,153	3.7%

Palo Verde capacity factor	93.0%	87.9%	5.1%
Four Corners capacity factor	75.4%	66.0%	9.4%

(a)	Includes 193,460 MWhs for pre-commercial testing of Newman Unit 5 Phase II.

El Paso Electric Company and Subsidiary

Financial Statistics

At June 30, 2011 and 2010

(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2011	2010

Cash and cash equivalents	$5,106	$29,410

Common stock equity	$818,302	$744,163
Long-term debt	849,771	739,721

Total capitalization	$1,668,073	$1,483,884

Borrowings under the revolving credit facility	$39,642	$122,826

Number of shares - end of period	41,820,178	43,515,310

Book value per common share	$19.57	$17.10

Common equity ratio	47.9%	46.3%
Debt ratio	52.1%	53.7%